EXHIBIT 5.1

6 January 2022

The Board of Directors
Cenntro Electric Group Limited
501 Okerson Road
Freehold, New Jersey 07728
United States of America

Dear Directors

Australian legal opinion in relation to the Cenntro Electric Group Limited ACN 619 054 938 – Registration Statement on Form F-3

1.	Our role

We have been requested to provide an Australian legal opinion to Cenntro Electric Group Limited ACN 619 054 938 (formerly known as Naked Brand Group Limited) (Company) in connection with the Company’s registration statement on Form F-3 (Registration Statement) to be filed by the Company with the United States Securities and Exchange Commission (SEC) under the United States Securities Act of 1933, as amended (Securities Act), which registers the offer and sale of (i) certain ordinary shares in the capital of the Company (Ordinary Shares), for resale by the Selling Shareholders (as defined in the prospectus contained in the Registration Statement (Prospectus)) and (ii) certain Ordinary Shares issuable to current and former non-executive directors of the Company (as defined in the Prospectus) who were granted options (Omnibus Options) under the Naked Brand Group Limited Omnibus Equity Plan (Omnibus Plan) prior to the consummation of the Combination (as defined in the Prospectus) (Option Holders).

2.	Documents examined

We have examined and relied on copies, drafts or conformed copies of the following documents:

2.1	a draft of the Registration Statement (excluding exhibits);

2.2
a current company extract obtained as at 6.55 a.m. (Australian Eastern Daylight Time) on 5 January 2022, from the records of the Company which are available to the public on a database maintained by the Australian Securities and Investments Commission (ASIC);

2.3
a copy of the Certificate of Registration for the Company, dated 11 May 2017, which certifies that the Company is a registered company under the Corporations Act 2001 (Cth) (Corporations Act) and is taken to be registered in the State of New South Wales in Australia;

2.4	the Certificate of Registration on Change of Name, dated 13 June 2018, which certifies that the Company changed its name to Naked Brand Group Limited on the date of such certificate;

2.5	the Certificate of Registration on Change of Name, dated 31 December 2022, which certifies that the Company changed its name to Cenntro Electric Group Limited on the date of such certificate;

2.6	the Constitution of the Company (Constitution);

2.7	the minutes of the extraordinary general meeting of the members of the Company, held on 21 December 2021, recording the resolutions passed at that meeting (Shareholders Resolutions);

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2.8
the circular resolution of the board of directors of the Company (Board), dated 5 November 2021, pursuant to which the Board approved the Combination and associated transactions (Combination Circular Board Resolution);

2.9
the minutes of a meeting of the Board, held on 23 February 2021, pursuant to which the Board approved the adoption of the Omnibus Plan and the issuance of the Omnibus Options (Omnibus Board Resolutions);

2.10
the circular resolution of the compensation committee of the Board (Compensation Committee), dated 8 November 2021, pursuant to which the Compensation Committee approved amendments to the terms of the Omnibus Options prior to their issuances (together with the Combination Circular Board Resolution and the Omnibus Board Resolutions, the Board Resolutions);

2.11	the Omnibus Plan;

2.12	copies of the invitation letters from the Company, dated 8 November 2021, to the Option Holders, under which the Omnibus Options were granted;

2.13	the charter of the Compensation Committee, dated 19 June 2018; and

2.14	a copy of the register of members of the Company (Register of Members) as at 4 January 2022.

3.	Opinion

On the basis of the assumptions, qualifications and terms set out in this opinion, we are of the opinion that:

3.1
the Company is a corporation incorporated and existing under the laws of the Commonwealth of Australia, taken to be registered in New South Wales and is capable of suing and being sued in its corporate name;

3.2	the Ordinary Shares that may be resold by the Selling Shareholders under the Registration Statement (Resale Ordinary Shares) are validly issued and fully paid; and

3.3
when the Ordinary Shares issuable in connection with the Omnibus Plan (Omnibus Ordinary Shares), are issued and paid for as contemplated by the Omnibus Plan,  such Omnibus Ordinary Shares that may be resold under the Registration Statement will be validly issued and fully paid.

4.	Assumptions

We have assumed without investigation:

4.1	the authenticity of all signatures, seals, duty stamps and markings;

4.2	the completeness, and conformity to originals, of all non-original or incomplete documents submitted to us;

4.3	the Register of Members is up to date and has been correctly completed in accordance with the Constitution of the Company and the Corporations Act;

4.4
at the time of the issuance of the Omnibus Ordinary Shares, and of the sale of any of the Ordinary Shares, the effectiveness of the Registration Statement (including any post-effective amendments) shall not have been terminated or rescinded;

4.5
upon issue, each holder of the Omnibus Ordinary Shares will have fully paid the amount payable to the Company for their Ordinary Shares, and the Omnibus Options are otherwise duly exercised (and have not lapsed or been terminated);

4.6	the Combination was completed in accordance with the terms of the Acquisition Agreement (as defined in the Prospectus);

4.7	the Constitution was validly adopted by the Company;

4.8
that any document, including the Shareholder Resolutions and the Board Resolutions, recording the authorisation of the transactions contemplated by the Registration Statement or by or in connection with the Combination, including any issue of Ordinary Shares, examined by us is a true, complete and accurate record of an authorisation which is valid in all respects, and no relevant corporate records have been withheld from us (whether deliberately or inadvertently);

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4.9	execution, delivery or performance of the Acquisition Agreement is legal, valid, binding and enforceable under all laws of the jurisdiction of the law by which it is governed;

4.10
that all authorisations, approvals or licences required under any law (including any Relevant Law (as defined below)) for any party (other than the Company) to enter into or to perform any of its obligations under a transaction contemplated by the Registration Statement have been obtained, remain valid and subsisting and have been complied with;

4.11	that no law or official directive of any jurisdiction, other than a Relevant Jurisdiction (as defined below), affects any of the opinions expressed;

4.12
that the implementation of the transactions or matters contemplated by the Registration Statement do not involve an illegal or improper purpose under any law, including any Relevant Law (as defined below);

4.13	upon issue, the Omnibus Ordinary Shares will be, duly registered in the Register of Members;

4.14	the Company will be able to pay its debts as and when they fall due and is otherwise solvent at the time the Omnibus Ordinary Shares will be issued;

4.15
the details revealed by our search of public registers maintained by governmental or other regulatory authorities are true and correct and up to date at the date of our search and have been properly and accurately recorded in those registers by those authorities. We note that ASIC expressly disclaims any liability arising from the use of its service;

4.16	that each party to each document has the requisite power and authority (corporate or otherwise) to execute and deliver and perform its obligations thereunder;

4.17
all matters of internal authorisation required by the constitutions of each of the parties (if applicable) to the relevant documents (other than the Company) have been duly attended to (including, without limitation, the holding of properly constituted meetings of the boards of directors of each of those parties and the valid and lawful passing at those meetings of appropriate resolutions);

4.18
that any documents which purport to be governed by the law of any jurisdiction other than the laws of the Commonwealth of Australia are legal, valid and binding obligations on all of the parties thereto and that none of the execution, delivery or performance of any document by any party thereto violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the laws of the Commonwealth of Australia;

4.19
no party has contravened or will contravene any provision of the Corporations Act by giving effect to a transaction contemplated by the Registration Statement or Acquisition Agreement (Documents) or undertaking or being involved in a transaction related to or in connection with the Documents;

4.20
none of the Company, the Selling Shareholders or the Option Holders will engage in fraudulent or unconscionable conduct or conduct which is misleading or deceptive (including by omission) or which is likely to mislead or deceive in relation to the sale of any of the Ordinary Shares or the issuance of the Omnibus Ordinary Shares;

4.21
there is no (and there will not in the future be) bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company, the Selling Shareholders or the Option Holders in relation to the offer or sale of any of the Ordinary Shares or the issuance of the Omnibus Ordinary Shares;

4.22	that the Registration Statement has not been amended in any material respect from the draft provided to us and that it was duly filed with the SEC;

4.23
insofar as any obligation under any document examined is to be performed in any jurisdiction other than a Relevant Jurisdiction (as defined below), its performance will not be illegal or unenforceable under the law of that jurisdiction; and

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4.24	that the formalities for execution required by the law of the place of execution of each document examined have or will be complied with.

5.	Qualifications

This opinion is subject to the following qualifications:

5.1	we have relied on the assumptions contained in section 129 of the Corporations Act with respect to the Company;

5.2
we express no opinion in respect of the Documents (and for the avoidance of doubt, including any documents incorporated by reference in the Documents) and we have not been, nor are we, responsible for verifying the accuracy of the facts, or the reasonableness of any statements of opinion, contained in or implied by the Documents, or ensuring that no material facts have been omitted from any of them. Furthermore, we express no opinion as to whether the Documents contain all the information required in order for the offer and sale of Ordinary Shares not to constitute misleading or deceptive conduct within the meaning of the Corporations Act or any analogous prohibited conduct under any other law;

5.3	we express no view on any matter requiring skill or expertise of a non-legal nature, such as financial, statistical, accounting, commercial or actuarial matters;

5.4	this opinion is given only in respect to the laws of the Commonwealth of Australia in force as at 9:00am (Australian Eastern Daylight Time) on the date of this opinion (Relevant Jurisdiction); and

5.5	we express no opinion as to:

(a)	the laws of any jurisdictions other than the laws of the Relevant Jurisdiction (Relevant Law);

(b)	the implications of any pending or foreshadowed legislative amendment or proposal in the Relevant Jurisdiction;

(c)	factual or commercial matters; or

(d)
taxation, including the effect of any Relevant Laws relating to taxation (including, without limitation, the imposition or payment of any stamp duty in connection with the transactions contemplated in the Registration Statement).

6.	Benefit and reliance

6.1	This opinion is issued to the Company only for the Company’s sole benefit and may not, without our prior written consent, be:

(a)
used or relied on by another person or used or relied upon for any other purpose. We expressly exclude any duty to any person other than the addressee in relation to this opinion, unless otherwise agreed by us in writing;

(b)	transmitted or disclosed to another person, except:

(i)	to persons who in the ordinary course of the Company’s business have access to the Company’s papers and records on the basis that they will make no further disclosure;

(ii)	if required by law or in accordance with an official directive; or

(iii)	in connection with any litigation in relation to the documents mentioned in this document; or

(iv)	filed with a government or other agency or quoted or referred to in a public document.

6.2
This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion may not be relied upon by any person or entity other than you, quoted in whole or in part or otherwise referred to in any report or document or relied upon for any purpose other than in connection with the offer and sale of Ordinary Shares under the Documents from time to time without our prior written approval.

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6.3	No assumption or qualification in this opinion limits any other assumption or qualification in it.

6.4
We have not provided, and are not required to provide, advice on the legal effect of any of the assumptions or qualifications in this opinion. Persons entitled to rely on this opinion should obtain their own legal advice on the effect, completeness and extent of application of those assumptions and qualifications.

This opinion is governed by the laws of New South Wales, Australia. We are under, and assume, no obligation to inform you of, or advise you on, any future changes to these or any other laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel, and to all references made to us in the Registration Statement and in the Prospectuses forming a part thereof. In giving this consent, we do not hereby admit that we are “experts” within the meaning of the Securities Act or the rules and regulations of the SEC promulgated thereunder with respect to any part of the Registration Statement.

Yours faithfully
MinterEllison

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